EXHIBIT 99.1

Rimage Reports Fourth Quarter and Full Year 2011 Financial Results

Full Year and Fourth Quarter Revenue In Line with Updated Guidance

Well Positioned to Drive Low Double Digit Revenue Growth in 2012

Board Declares Quarterly Cash Dividend of $0.17 Per Share, Payable March 20, 2012

Minneapolis, MN – February 23, 2012 – Rimage Corporation (NASDAQ: RIMG) today reported its financial results for the fourth quarter and full year ended December 31, 2011.

•	Fourth quarter 2011 revenues totaled $21.7 million, in line with the updated guidance provided on January 23, 2012. Revenues were $24.7 million in the fourth quarter of 2010. The decrease in revenues from last year reflected lower sales of retail equipment partially offset by the contribution of Qumu revenue.
•	Revenues for disc publishing were $19.9 million in the recent fourth quarter. Revenues from Qumu, acquired October 10, 2011, totaled $1.8 million.
•	Gross margin for the fourth quarter was 51%, the same as the gross margin in the fourth quarter of 2010. Fourth quarter 2011 operating expenses were $12.8 million, including $1.3 million in transaction costs.
•	Amortization of intangibles associated with the Qumu purchase accounting totaled $0.4 million in the fourth quarter, with $0.2 million reported in cost of sales and $0.2 million reported in operating expenses.
•	The net loss for the fourth quarter of 2011 was as expected at $1.4 million, or $(0.13) per share, on a GAAP basis. Excluding the transaction costs and amortization expense, the non-GAAP earnings per diluted share was $0.00. In the fourth quarter of 2010, the Company reported net income of $2.6 million, or $0.27 per diluted share.
•	For the full year 2011, revenues totaled $83.6 million compared with $88.7 million in 2010. Disc publishing revenues were $81.9 million in 2011. Excluding the one-time $9.3 million retail transaction in 2010, overall Company revenues grew approximately 5% in 2011.
•	Net income for 2011 was $2.8 million, or $0.29 per diluted share, compared with net income of $7.7 million, or $0.80 per diluted share, in 2010. Excluding the transaction costs and amortization expense, non-GAAP diluted earnings per share were $0.47 for 2011.
•	The Company ended 2011 with $70 million in cash. During the fourth quarter, the Company paid $39 million in cash and issued one million shares of Rimage stock for the acquisition of Qumu. During the fourth quarter, the Company also paid out $1.8 million in cash for dividends and $1.9 million for the repurchase of shares.
•	For the full year 2011, the Company returned $10.6 million to its shareholders through dividend payments and stock repurchases.

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Sherman L. Black, president and CEO, said, “In 2010 we started a transformation effort that focused on two primary objectives -- stabilizing our core disc publishing business as the market transitions away from disc to online publishing and introducing new product lines to address customers’ changing needs. As of a result of this focus, our disc publishing products performed well in 2011. Excluding a one-time $9.3 million retail transaction in 2010, Disc Publishing revenues grew 3% in 2011. Recurring revenues increased 7% year over year, driven by higher consumables sales and strong growth in maintenance fees. We saw good traction from our efforts to generate new sources of disc publishing revenue utilizing our surveillance and evidence management solutions that generated more than $4 million in revenue from several government agencies and other customers during the year. In 2012, we will continue our sales efforts on replacement of retiring systems, expanding our business in China and growing our evidence management product revenue.

“During 2011, we were also focused on new product lines beyond disc publishing that would be better aligned to market dynamics and enable future growth for Rimage. Our acquisition of Qumu and our internal development efforts allow us to enter 2012 with the building blocks that we believe will position us well to respond to our customers’ emerging requirements related to content security, administrative control, mobility and further penetration of video in the enterprise. Through the combination of Rimage disc publishing, Qumu enterprise video communications products and our internally developed online publishing solution, we are able to offer a unique product set that will allow customers to capture, organize and securely publish content to disc, PCs, tablets and smart phones. During 2012, we will be working to integrate these products to offer a collaborative, multimedia content management and delivery solution that works with most IT infrastructures. To drive momentum, we plan to expand our software sales force, both in the U.S. and international markets, to drive sales of these unique solutions. Customer reception to our new product offerings continues to be very positive and we are excited about the potential for growth,” Mr. Black concluded.

On February 21, 2012, the Company’s Board of Directors approved a $0.17 per share quarterly cash dividend, payable on March 20, 2012, to shareholders of record on March 5, 2012. Based on the current stock price, this dividend represents a 6% yield. For the full year 2011, the Company paid out $4.6 million in dividends.

During the fourth quarter, the Company repurchased 166,000 shares. For the full year 2011, share repurchases totaled 459,000. There are 347,000 shares remaining under the current share repurchase authorization. The Company paid out $1.9 million in the fourth quarter and $6.0 million for full year 2011 for share repurchases.

Financial Guidance

For the first quarter 2012, the Company expects revenues of between $19 and $21 million and the net loss per share is expected to be between $(0.17) and $(0.19). Excluding amortization of Qumu intangibles, non-GAAP net loss per share is expected to be between $(0.14) and $(0.16). For the full year 2012, the Company expects low double digit revenue growth overall. Disc publishing revenues are expected to decline in the low single digits, and Qumu revenues and contracted commitments are expected to grow significantly from 2011. The Company defines contracted commitments as the dollar value of signed customer purchase commitments. In addition the Company expects to generate cash flow from operations at approximately the same level as 2011.

The Company also expects to continue to return cash to shareholders in 2012. The Company anticipates 2012 dividend payments of approximately $7 million. In addition, the Company has more than 347,000 shares still available to be repurchased under its existing authorization.

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Earnings per Share and Financial Guidance Reconciliation

	Fourth Quarter 2011	Full Year 2011
GAAP earnings (loss) per share	$(0.13)	$0.29

Impact of amortization of intangibles	$0.03	$0.03

Impact of Qumu transaction costs	$0.10	$0.15

Non-GAAP earnings (loss) per share	$(0.00)	$0.47

First Quarter 2012
Estimated GAAP earnings (loss) per share	$(0.17) - $(0.19)

Estimated impact of amortization of intangibles	$0.03

Estimated Non-GAAP earnings (loss) per share	$(0.14) - $(0.16)

Note to reconcile non-GAAP financial measures to GAAP

Management believes non-GAAP financial information provides meaningful supplemental information regarding the Company’s financial performance by excluding the amortization of Qumu acquisition intangibles and Qumu transaction costs that may not be indicative of the core business operating results. Rimage believes that this additional financial information is useful to management and investors in assessing the Company’s historical and future performance.

Conference Call

The Company has scheduled a conference call and webcast to review its fourth quarter results and recent corporate developments today, February 23, 2012 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-941-8609 for domestic participants and 480-629-9818 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Rimage website, www.rimagecorp.com. Webcasts will be archived on Rimage’s website.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the integration of the Qumu business, anticipated synergies between Rimage and Qumu businesses, the effect of changes in technology, or the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers and employees. Its disc publishing business, based in Minneapolis, Minnesota, supplies more than 10,000 customers in North America, Europe and Asia with industry-leading solutions that archive, distribute and protect content on CDs, DVDs and Blu-Ray Discs™. With its acquisition of Qumu, Rimage is a leader in the rapidly growing enterprise video communications market. The combination of Qumu and Rimage’s disc and online publishing offerings enables businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/944-8144

Doug Sherk/Jenifer Kirtland

EVC Group

415/568-9349

(Tables to follow)

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RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues	$21,663	$24,691	$83,634	$88,731
Cost of revenues	10,721	12,160	41,613	45,221
Gross profit	10,942	12,531	42,021	43,510
Operating expenses:
Research and development	2,642	1,852	7,257	6,506
Selling, general and administrative	9,913	6,723	30,093	25,432
Amortization of purchased intangibles	223	—	223	—
Total operating expenses	12,778	8,575	37,573	31,938
Operating income (loss)	(1,836)	3,956	4,448	11,572
Other income, net	57	108	221	524
Income (loss) before income taxes	(1,779)	4,064	4,669	12,096
Income tax expense (benefit)	(382)	1,507	1,997	4,494
Net income (loss)	(1,397)	2,557	2,672	7,602
Net loss attributable to
noncontrolling interest	46	68	163	98
Net income (loss) attributable to Rimage	$(1,351)	$2,625	$2,835	$7,700

Net income (loss) per basic share	$(0.13)	$0.28	$0.29	$0.81

Net income (loss) per diluted share	$(0.13)	$0.27	$0.29	$0.80
Basic weighted average
shares outstanding	10,207	9,527	9,674	9,524
Diluted weighted average
shares outstanding	10,207	9,581	9,699	9,596

Consolidated Balance Sheet Information:
		Balance as of
		December 31, 2011 *	December 31, 2010
Cash and marketable securities		$70,161	$116,772
Receivables		15,496	13,764
Inventories		6,198	4,502
Total current assets		95,882	136,532
Property and equipment, net		6,177	7,528
Total assets		165,302	148,044
Current liabilities		20,156	16,303
Long-term liabilities		12,846	3,104
Noncontrolling interest		360	506
Rimage stockholders’ equity		131,940	128,131

* Balance sheet amounts are preliminary pending determination of required purchase accounting adjustments primarily impacting deferred tax assets and liabilities.

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